Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Strong Second Quarter Net Income Per Share of

$5.06 and Record Core Operating Income Per Share of $3.62;

Consolidated Net Premiums Written Up 14.3% Globally, with

Commercial P&C Lines Up 19.9%; Best Organic P&C Growth in Over

15 Years

•	Net income was strong at $2.27 billion versus a net loss of $(331) million prior year, and core operating income was a record $1.62 billion versus a core operating loss of $(254) million prior year.

•

P&C net premiums written were up 15.5% globally for the quarter and 12.6% for the first six months, powered by commercial lines and the best organic P&C growth since 2004. The quarter’s result comprised growth of 20.7% in commercial lines excluding Agriculture, 11.0% in Agriculture and 5.6% in P&C consumer lines. Foreign exchange had a positive impact on P&C net premiums written growth of 2.8 percentage points in the quarter.

•

The P&C combined ratio was 85.5% compared with 112.3% prior year. P&C current accident year underwriting income excluding catastrophe losses was a record $1.20 billion, up 27.0%, driven by a P&C current accident year combined ratio excluding catastrophe losses of 85.4% compared with 87.4% prior year. The 2.0 percentage point decrease was substantially driven by improvement in the loss ratio.

•

Pre-tax and after-tax catastrophe losses, net of reinsurance and including reinstatement premiums, were $280 million and $226 million, respectively, compared with $1.81 billion and $1.51 billion, respectively, prior year.

•	Pre-tax net investment income was $884 million, up 7.0% from the prior year, and adjusted net investment income was $945 million, up 9.4% from the prior year. Both were record results.

•	Annualized return on equity (ROE) and core operating ROE were 15.2% and 11.5%, respectively. Annualized core operating return on tangible equity was 17.7%.

•	Book and tangible book value per share were up 4.2% and 5.0%, respectively, for the quarter, and were up 3.8% and 4.3%, respectively, from December 31, 2020.

ZURICH – July 27, 2021 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended June 30, 2021 of $2.27 billion, or $5.06 per share, and core operating income of $1.62 billion, or $3.62 per share. Book value was favorably impacted by total after-tax net realized and unrealized gains of $1.52 billion, including a $1.35 billion gain in the investment portfolio, principally due to lower interest rates and mark-to-market gains on private equities, and favorable foreign exchange of $215 million. Book and tangible book value per share now stand at $136.90 and $91.48, respectively.

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Chubb Limited News Release

Chubb Limited

Second Quarter Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share) (1)
	2021	2020	Change	2021	2020	Change

Net income (loss)	$2,265	$(331)	NM	$5.06	$(0.73)	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	14	19	(26.3)%	0.03	0.04	(25.0)%
Adjusted net realized (gains) losses, net of tax	(658)	58	NM	(1.47)	0.13	NM

Core operating income (loss), net of tax	$1,621	$(254)	NM	$3.62	$(0.56)	NM

(1)	Refer to page 12 for information on use of basic and diluted shares.

For the three months ended June 30, 2021 and 2020, the tax expenses (benefits) related to the table above were $(3) million and $(5) million for amortization of fair value adjustment of acquired invested assets and long-term debt; $16 million and $(11) million, respectively, for adjusted net realized gains and losses; and $304 million and $(46) million, respectively, for core operating income (loss).

For the six months ended June 30, 2021, net income was $4.57 billion, or $10.13 per share, compared with a net loss of $(79) million, or $(0.17) per share, for 2020. Core operating income was $2.76 billion, or $6.13 per share, compared with $966 million, or $2.13 per share, for 2020. The P&C combined ratio was 88.6% compared to 101.0% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 85.3% compared to 87.5% prior year. Book value was favorably impacted by after-tax net realized and unrealized gains of $785 million, including $264 million in the company’s investment portfolio, $297 million from favorable foreign exchange and $203 million from mark-to-market gains in the company’s variable annuity reinsurance portfolio.

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Chubb Limited News Release

Chubb Limited

Six Months Ended Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share) (1)
	2021	2020	Change	2021	2020	Change

Net income (loss)	$4,565	$(79)	NM	$10.13	$(0.17)	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	30	41	(26.8)%	0.07	0.09	(22.2)%
Adjusted net realized (gains) losses, net of tax	(1,832)	1,004	NM	(4.07)	2.22	NM
Use of weighted-average dilutive shares	--	--	--	--	(0.01)	NM

Core operating income, net of tax	$2,763	$966	186.0%	$6.13	$2.13	187.8%

(1) Refer to page 12 for information on use of basic and diluted shares.

For the six months ended June 30, 2021 and 2020, the tax expenses (benefits) related to the table above were $(8) million and $(10) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $149 million and $(28) million, respectively, for adjusted net realized gains and losses; and $514 million and $191 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb had simply an outstanding quarter, highlighted by record core operating earnings and underwriting results. We produced the best P&C premium revenue growth globally in over 15 years, powered by our commercial P&C businesses and supported by continued robust commercial P&C pricing. Operating earnings in the quarter were $1.62 billion or $3.62 per share.

“Our published and current accident year combined ratios of 85.5% and 85.4%, respectively, reflect 200 basis points of underwriting margin improvement, almost entirely loss ratio-related. Current accident year underwriting income of $1.2 billion was up 27%, while on the other side of the balance sheet adjusted net investment income in the quarter of $945 million was also a record and up nearly 9.5% from prior year.

“P&C net premiums written were up 15.5% globally, with commercial premiums excluding agriculture up nearly 21%. For perspective, we have averaged double-digit commercial P&C growth over the past 10 quarters, and both second quarter and year-to-date growth were the strongest since 2004. In North America, we grew our commercial P&C premiums over 16%, while in our international operations premiums grew 33% on a published basis, or 24% in constant dollars. Growth in the quarter was broad based. Net premiums written in our consumer lines remain impacted by the pandemic’s effects on travel and other business and consumer-related activity but are beginning to improve and, in fact, increased 5.6% in the quarter.

“We are capitalizing on a strong commercial P&C pricing environment in most all important regions of the world. Overall rates increased in our North America and international commercial P&C businesses by 13.5% and 16%, respectively, and were well in excess of loss costs. From everything we see today, I am confident these market conditions will continue.

“Our company is firing on all cylinders – we are growing our business while we continue to expand underwriting margins. We will continue to outperform and deliver strong, sustainable shareholder value.”

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Chubb Limited News Release

Operating highlights for the quarter ended June 30, 2021 were as follows:

Chubb Limited	Q2	Q2
(in millions of U.S. dollars except for percentages)	2021	2020	Change

P&C

Net premiums written (increase of 12.7% in constant dollars)	$8,931	$7,736	15.5%
Commercial P&C (increase of 17.6% in constant dollars)	$6,398	$5,338	19.9%
Consumer P&C (increase of 2.1% in constant dollars)	$2,533	$2,398	5.6%
Underwriting income (loss)	$1,191	$(929)	NM
Combined ratio	85.5%	112.3%
Current accident year underwriting income excluding catastrophe losses	$1,203	$947	27.0%
Current accident year combined ratio excluding catastrophe losses	85.4%	87.4%

Global P&C (excludes Agriculture)
Net premiums written (increase of 12.9% in constant dollars)	$8,419	$7,275	15.7%
Commercial P&C (increase of 18.2% in constant dollars)	$5,886	$4,877	20.7%
Consumer P&C (increase of 2.1% in constant dollars)	$2,533	$2,398	5.6%
Underwriting income (loss)	$1,142	$(960)	NM
Combined ratio	85.4%	113.4%
Current accident year underwriting income excluding catastrophe losses	$1,150	$910	26.3%
Current accident year combined ratio excluding catastrophe losses	85.3%	87.3%

•	Consolidated net premiums earned increased 8.4%. P&C net premiums earned increased 9.1%, comprising growth in both commercial P&C lines and consumer lines of 11.6% and 3.8%, respectively.
•	The combined ratio included 3.4 percentage points of net catastrophe losses compared with 23.9 percentage points last year.
•

Total pre-tax and after-tax favorable prior period development were $268 million (3.3 percentage points of the combined ratio) and $224 million, respectively, compared with unfavorable prior period development of $75 million (1.0 percentage point of the combined ratio) and $52 million, respectively, last year.

•

Pre-tax adjusted net investment income of $945 million was above the guidance range principally due to increased call activity in the company’s corporate bond portfolio and higher private equity distributions.

•	Operating cash flow was $3.12 billion.
•

Total capital returned to shareholders in the quarter was $2.27 billion, including share repurchases of $1.92 billion, at an average purchase price of $169.19 per share, and dividends of $352 million. Total capital returned to shareholders for the six months ended June 30, 2021 was $3.14 billion, including share repurchases of $2.44 billion, at an average purchase price of $168.66 per share, and dividends of $704 million. The company recently announced that its Board of Directors approved a one-time incremental share repurchase program of up to $5.0 billion through June 30, 2022.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended June 30, 2021 are presented below:

Chubb Limited	Q2	Q2
(in millions of U.S. dollars except for percentages)	2021	2020	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$6,160	$5,508	11.8%
Commercial P&C	$4,645	$4,013	15.7%
Consumer P&C	$1,515	$1,495	1.3%
Combined ratio	82.9%	108.9%
Current accident year combined ratio excluding catastrophe losses	82.4%	84.9%

North America Commercial P&C Insurance
Net premiums written	$4,285	$3,720	15.2%
Commercial P&C excluding A&H	$4,133	$3,552	16.3%
Major accounts retail and excess and surplus (E&S) wholesale	$2,487	$2,199	13.1%
Middle market and small commercial	$1,646	$1,353	21.6%
Accident and health (A&H)	$152	$168	(8.9)%
Combined ratio	83.1%	117.3%
Current accident year combined ratio excluding catastrophe losses	82.9%	86.0%

North America Personal P&C Insurance
Net premiums written	$1,363	$1,327	2.6%
Combined ratio	80.7%	88.8%
Current accident year combined ratio excluding catastrophe losses	79.2%	79.6%

North America Agricultural Insurance
Net premiums written	$512	$461	11.0%
Combined ratio	88.1%	91.8%
Current accident year combined ratio excluding catastrophe losses	87.1%	90.2%

Overseas General Insurance
Net premiums written (increase of 15.0% in constant dollars)	$2,497	$2,021	23.6%
Commercial P&C (increase of 23.4% in constant dollars)	$1,479	$1,118	32.4%
Consumer P&C (increase of 4.6% in constant dollars)	$1,018	$903	12.8%
Combined ratio	83.9%	107.1%
Current accident year combined ratio excluding catastrophe losses	88.4%	90.7%

•

North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 3.1 percentage points, including a 2.4 percentage point decrease in the loss ratio.

•	North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 0.4 percentage point, including a 1.1 percentage point decrease in the loss ratio.
•

North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses decreased 3.1 percentage points, including a 1.8 percentage point decrease in the loss ratio.

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Chubb Limited News Release

•	Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.3 percentage points, including a 1.0 percentage point decrease in the loss ratio.
•

Global Reinsurance: Net premiums written were $274 million, up 32.4%. The combined ratio was 86.6% compared with 76.6% prior year. The current accident year combined ratio excluding catastrophe losses was 81.2% compared with 78.2% prior year.

•

Life Insurance: Net premiums written were $615 million, down 0.7%. International life insurance net premiums written increased 11.6%, or 6.3% in constant dollars, while net premiums written and deposits collected were up 55.0%, or 47.8% in constant dollars. Combined Insurance North America net premiums written decreased 5.9%, driven by the impact of the pandemic on face-to-face and worksite sales. Segment income was $102 million, up 16.1%.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated June 30, 2021, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its second quarter earnings conference call on Wednesday, July 28, 2021 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-254-3590 (within the United States) or 323-994-2093 (international), passcode 8683056. Please refer to the Chubb website under Events and Presentations for details. A replay of the call will be available until Wednesday, August 11, 2021 and the archived webcast will be available on our website for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $22 million in Q2 2021 and $48 million for the six months ended June 30, 2021 and including investment income of $39 million in Q2 2021 and $80 million for the six months ended June 30, 2021 from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of three percent that are accounted for under the equity method. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use P&C underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, income tax expense and adjusted net realized gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses) and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased invested assets and long-term debt due to

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Chubb Limited News Release

the size and complexity of this acquisition. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

See the reconciliation of Non-GAAP Financial Measures on pages 29-35 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, and net investment income.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Balance Sheets
(in millions of U.S. dollars, except per share data)
(Unaudited)

	June 30 2021	December 31 2020
Assets
Investments	$121,370	$118,669
Cash	1,843	1,747
Insurance and reinsurance balances receivable	11,720	10,480
Reinsurance recoverable on losses and loss expenses	15,725	15,592
Goodwill and other intangible assets	21,200	21,211
Other assets	25,316	23,075

Total assets	$197,174	$190,774

Liabilities
Unpaid losses and loss expenses	$70,289	$67,811
Unearned premiums	19,167	17,652
Other liabilities	47,656	45,870

Total liabilities	$137,112	$131,333

Shareholders’ equity
Total shareholders’ equity	60,062	59,441

Total liabilities and shareholders’ equity	$197,174	$190,774

Book value per common share	$136.90	$131.88
Tangible book value per common share	$91.48	$87.69
Book value per common share excluding cumulative translation losses (1)	$139.92	$135.51
Tangible book value per common share excluding cumulative translation losses (1)	$93.69	$90.24

(1)

Cumulative translation losses were $1.3 billion in 2021 ($1.0 billion on tangible and $0.3 billion on intangible net assets) and $1.6 billion in 2020 ($1.1 billion on tangible and $0.5 billion on intangible net assets).

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Financial Data
(in millions of U.S. dollars, except share, per share data, and ratios)
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2021	2020	2021	2020
Gross premiums written	$11,860	$10,040	$22,405	$19,792
Net premiums written	9,546	8,355	18,208	16,332
Net premiums earned	8,813	8,128	17,034	15,922
Losses and loss expenses	5,006	6,577	10,059	11,062
Policy benefits	185	223	352	352
Policy acquisition costs	1,698	1,593	3,363	3,208
Administrative expenses	775	727	1,519	1,468
Net investment income	884	827	1,747	1,688
Net realized gains (losses)	(33)	30	854	(928)
Interest expense	122	128	244	260
Other income (expense):
Gains (losses) from separate account assets	15	40	19	(16)
Other	762	(98)	1,248	(97)
Amortization of purchased intangibles	73	72	145	145
Income tax expense (benefit)	317	(62)	655	153

Net income (loss)	$2,265	$(331)	$4,565	$(79)

Earnings per share: (1)
Net income (loss)	$5.06	$(0.73)	$10.13	$(0.17)
Core operating income (loss)	$3.62	$(0.56)	$6.13	$2.13

Weighted average shares outstanding (1)	448.0	451.4	450.7	451.6

(1)   In periods where core operating loss and net loss are recognized, inclusion of incremental dilution is anti-dilutive and therefore basic shares are used in the calculation of per share earnings. For the three and six months ended June 30, 2020, the effect of dilutive securities was 1,395,951 shares and 2,044,144 shares, respectively. Weighted-average shares outstanding used to calculate earnings per share for the 2021 periods and core operating income per share for the six months ended June 30, 2020 include the effect of dilutive securities.

P&C combined ratio
Loss and loss expense ratio	58.7%	85.2%	61.1%	72.8%
Policy acquisition cost ratio	18.4%	18.5%	18.9%	19.3%
Administrative expense ratio	8.4%	8.6%	8.6%	8.9%

P&C combined ratio	85.5%	112.3%	88.6%	101.0%

P&C underwriting income (loss)	$1,191	$(929)	$1,813	$(151)

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